SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 6, 2006

AHPC Holdings, Inc.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

0-17458	73-1326131
(Commission File Number)	(I.R.S. Employer I.D. Number)

80 Internationale Boulevard, Unit A Glendale Heights, Illinois	60139
(Address of Principal Executive Offices)	(Zip Code)

630-407-0242
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐ Written communications pursuant to Rule 425 under the Securities Act
 (17 CFR 230.425)

        ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 (17 CFR 240.14a-12)

        ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the
 Exchange Act (17 CFR 240.14d-2(b))

        ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the
         Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.01       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 6, 2006, the Company received an additional determination from the Listing Qualifications Staff of The Nasdaq Stock Market, Inc. indicating that the Company’s failure to solicit proxies and hold an annual meeting for fiscal 2005 on or before June 30, 2006, as required by Nasdaq Marketplace Rules 4350(e) and 4350(g), could serve as an additional basis for the delisting of the Company’s securities from The Nasdaq Stock Market.

The Company was aware of the annual meeting requirement and addressed its plan for regaining compliance with this requirement at the Company’s hearing before the Nasdaq Listing Qualifications Panel, which was held on June 15, 2006. Consistent with that plan, the Company filed a proxy statement with the U.S. Securities and Exchange Commission on July 7, 2006 for an annual shareholders meeting to be held on August 14, 2006.

        As previously announced, the June 15 hearing related to the Company’s noncompliance with Nasdaq’s $2.5 million shareholders’ equity requirement. On June 26, 2006, the Company disclosed in a press release and on a Form 8-K report that it believed it had regained compliance with the $2.5 million shareholders’ equity requirement upon completion of a $3 million equity financing with M.A.G. Capital, LLC and its affiliates. The Company has advised Nasdaq of the closing of the private placement and is now awaiting the issuance of a decision from the Nasdaq Listing Qualifications Panel, which is expected to address both the stockholders’ equity and annual meeting compliance issues. Although the Company’s securities will remain listed on The Nasdaq Stock Market pending the issuance of the Panel’s decision, there can be no assurance that the Panel will grant the Company’s request for continued listing on the Nasdaq Stock Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2006	AHPC HOLDINGS, INC. BY /s/Alan E. Zeffer Alan E. Zeffer, President and Chief Executive Officer

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